Exhibit 99.1

                            FOR IMMEDIATE RELEASE

         Union Bankshares Announces Fourth Quarter and Year to Date
                   Earnings and Quarterly Dividend Payment

Morrisville, VT January 13, 2006 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended December 31, 2005 was $1.916 million or $.42 per share compared to $1.757 million or $.39 per share for the same period in 2004. December 31, 2005 year to date results were net income of $6.237 million or $1.37 per share compared to previous year results of $5.835 million or $1.28 per share for December 31, 2004. Improvements in net interest and non-interest income, coupled with strong loan growth contributed substantially to the Company's increased earnings. Total loans have grown $29.3 million or 10.8% to $300.5 million at December 31, 2005 from December 31, 2004. Total assets have grown $15.2 million or 4.2% to $374.7 million from $359.5 million over the same period.

A quarterly dividend of $.26 per share was declared on January 13, 2006 to shareholders of record January 23, 2006, payable January 26, 2006.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of December 31, 2005, the Company had approximately $375 million in consolidated assets and operated 12 banking offices, 30 ATM facilities in Vermont and loan origination offices in St. Albans, Vermont and Littleton, New Hampshire.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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